Exhibit 10

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), is entered into as of November 20, 2008, by and between Montana Mining Corp., a Nevada corporation (the “Company”), Produced Water Solutions, Inc., a private company incorporated in the Province of Alberta (“PWS”), and the shareholders of PWS (the “Shareholders”);

WITNESSETH:

WHEREAS, the Shareholders own one hundred (100) no par value shares of PWS, which shares constitute 100% of the issued and outstanding shares and 100% of the ownership of PWS (the “PWS Shares”); and

WHEREAS, the Company desires to acquire from the Shareholders, and the Shareholders desire to transfer to the Company, all of the PWS Shares in exchange for six million (6,000,000) shares of $0.001 par value common stock of the Company (the “Company Shares”) to be distributed pro rata by the Company to the Shareholders; and

WHEREAS, as inducement to execute this Agreement, the Company will loan PWS one hundred thousand dollars ($100,000) in the form of a promissory note secured by PWS’s proprietary technology to ensure repayment in the event the parties hereto fail to close this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

1.1.1

“Affiliate” or “Affiliated” means, in relation to any party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such party’s directors, supervisors or management personnel.

1.1.2

“Agreement” means this agreement, the recitals hereto and all Exhibits and Schedules attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto ”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to sections and subsections are to sections and subsections in this Agreement.

1.1.3	“Applicable Law” means any domestic or foreign statute, law, ordinance, regulation, by-law or order that applies to the Company, PWS or the Shareholders.

1.1.4

“Assets” means all of the properties, rights and assets of PWS including, without limitation, Inventory, cash and cash equivalents, all investments, accounts receivable, G oodwill, Lands, Fixed Plant and Equipment, Personal Property and Material Contracts.

Exhibit 10

1.1.5	“Business” means the business of research, development, marketing, and sales of oilfield produced water treatment systems .

1.1.6	“Business Day” means any day other than a Saturday, a Sunday or a day on which chartered banks in the United States of America are authorized or obligated by law to close .

1.1.7	“Commission” means the United States Securities and Exchange Commission.

1.1.8	“Company Shares” mean s six million (6,000,000) shares of $0.001 par value common stock of the Company.

1.1.9	“Closing” has the meaning set forth in subsection 2.5.

1.1.10	“Employees” means all persons engaged in the Business or by PWS including employees, employees on leave, contract employees and owner-operators, if any.

1.1.11

“Encumbrance” means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothecation, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Assets, and any covenant or other agreement, restriction or limitation on the transfer of the Assets.

1.1.12

“Environmental Laws” includes all applicable laws, statutes, regulations, by-laws, rules and Orders of any Governmental Authority where PWS has carried on business and the common law, relating, in whole or in part, to the environment, and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance.

1.1.13

“Environmental Permits” includes all certificates, approvals, consents, authorizations, registrations, and licenses issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

1.1.14	“Facilities” means any offices and other buildings used in the Business.

1.1.15

“Financial Statements” means the audited financial statements of PWS for the periods ending December 31, 200 8 and December 31, 2007 consisting of a balance sheet, income statements, statements of operations and notes, copies of which are attached hereto as Exhibit A.

1.1.16	“Fixed Plant and Equipment” means all plant, machinery and equipment situated on the Lands, if any.

1.1.17

“Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

1.1.18	“Goodwill” means:

Exhibit 10

1.1.18.1	all customer lists, contracts, files, records and outstanding quotations;

1.1.18.2	all trademarks (registered or not), trade names, designs, URL and domain names, logos, industrial design applications and copyrights (registered or not) used in the Business;

1.1.18.3	all trade secrets and confidential information of PWS in relation to the Business;

1.1.18.4	all know-how of the Business including:

1.1.18.4.1	all information of a scientific or technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and

1.1.18.4.2

all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.

1.1.19

“Hazardous Substance” means any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good or contaminant as defined or identified in any Environmental Law.

1.1.20	“Inventory” means all inventories of products relating to the Business, all supplies, and equipment relating thereto.

1.1.21

“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees on a solicitor’s and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

1.1.22	“Material Contracts” means those agreements listed in Exhibit B hereto.

1.1.23

“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.

1.1.24

“Permits” means all permits, licenses, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation, the Environmental Permits.

1.1.25

“Personal Property” means all of the equipment, vehicles, machinery, furniture, chattels and other tangible personal property used in the Business as at the Closing and any and all operating manuals, warranty information or other documentation relating thereto.

Exhibit 10

1.1.26

“Pollution” means any type of environmental damage or contamination which contravenes any Environmental Law, including, without limiting the generality of the foregoing, damage to or contamination by any substance, waste, or goods including, without limiting the generality of the foregoing, any Hazardous Substance.

1.1.27	“Shareholders” are the shareholders of PWS, detailed in Exhibit C hereto.

1.1.28	“Taxes” means all taxes and similar governmental charges, including:

1.1.28.1

state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, countervail and value added taxes, all other taxes of any kind relating to PWS, or the Business and imposed by any Governmental Authority, whether disputed or not; and

1.1.28.2	assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.1.29

“Tax Returns” means all reports, returns and other documents filed or required to be filed by PWS in relation to the Business in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

1.2	Number and Gender. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

1.3	Currency. Unless specified, all references to currency in this Agreement shall mean Canadian dollars.

1.4

Exhibits. References herein to Exhibits are to the disclosures pertinent to this Agreement. Any item that is disclosed in a representation or warranty or in the Exhibits shall be deemed disclosed for all purposes and for every representation and warranty. The following Exhibits are attached hereto and form part of this Agreement:

          Exhibits     Description

          A          Financial Statements of PWS

            B          Material Contracts of PWS
            C          Shareholders

          Schedules     Description

          3.1.8            Encumbered Assets of PWS
          3.1.15          Employees of PWS

1.5     Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Exhibit 10

ARTICLE II
EXCHANGE OF SHARES

2.1

Exchange. Upon and subject to the terms of this Agreement, the Company hereby agrees to issue and deliver the Company Shares, which consist of six million (6,000,000) shares of common stock to the Shareholders on a pro rata basis, in exchange for the Shareholders agreement to assign, transfer and set over the PWS Shares, which consist of one hundred (100) shares or one hundred percent (100%) ownership of PWS, to the Company at the Closing.

2.2	Fractional Shares. The Company shall not issue fractional Company Shares in exchange for the PWS Shares, rather the Company will round fractional shares, if any, up to the next whole Company Share.

2.3	Share Valuation Price. The valuation of the PWS Shares shall be deemed equivalent to the valuation of the Company Shares.

2.4	Tax Free. The exchange of PWS Shares for Company Shares will be deemed by the parties to be a tax free exchange.

2.5

Closing. The closing of the transaction contemplated hereby shall take place on or before March 13, 2009 (the “Closing”), subject to the approval of the Company’s stockholders and other pre-closing conditions .

2.6	Securities Restriction. The Company Shares will be restricted for a period of at least twelve (12) months from the date of issuance.

2.7

Finders’ Fee. The Company will issued six hundred thousand (600,000) shares of the Company’s common stock, par value $0.001, to certain individuals or entities as consideration for introducing the respective parties and assisting in the due diligence process at Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1

PWS. PWS makes the representations and warranties set out hereto to the Company, recognizing that the Company is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Company, up to the Closing, are without prejudice to the Company’s right to rely upon the representations and warranties of PWS in entering into the transactions contemplated by this Agreement. PWS makes these representations and warranties set out hereto to the Company:

3.1.1

Formation and Qualification. PWS is a private company incorporated in the Province of Alberta. PWS is duly registered, licensed or qualified to carry on the Business in the jurisdictions in wh ich the nature of the Business is now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification unnecessary.

Exhibit 10

3.1.2

Authority, Consents and Approvals. PWS has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by PWS and constitutes a legal, valid and binding obligation of PWS enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No other proceedings on the part of P WS are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require PWS to obtain any consent, waiver, authorization or approval of, or make any prior filing with or give notice to, any person, except for such consents, waivers, authorizations or approvals which the failure to obtain or provide same would not be reasonably likely to have a material adverse effect on the Business.

3.1.3

Capitalization of PWS. The PWS Shares are the only issued and outstanding shares of PWA. The PWS Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by the Shareholders. The Shareholders have good and valid title to the PWS Shares, free and clear of all Encumbrances. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares or other securities in the capital of PWS , and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require PWS to issue, sell or deliver any of its respective shares or other securities. The PWS Shares bear no restriction on transfer that would prohibit conveyance to the Company.

3.1.4

Corporate Records. All transactions of PWS have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings thereof.

3.1.5	PWS Directors and Management. The directors and management of PWS are as follows:

Directors                      Managers

Al Radford                    Al Radford, President

Ken Weenink                Ken Weenink, Secretary

                                    Vern Graham, Business Development Manager

                                    Chance Radford, Operations Manager

3.1.6

Liabilities. PWS has no material liabilities of any kind whatsoever, contingent or non-contingent, other than those reported in the Financial Statements and those incurred in the ordinary course of business, including, without limitation, commercial real estate leases, utilities, telephone, and legal services.

3.1.7

Liabilities at Closing. Except as may otherwise be set forth in Section 3.1.6 above, the value of all liabilities of PWS, including any exposure under any guarantees, as at the Closing, shall not be in excess of those normally incurred and paid in the ordinary course of business.

Exhibit 10

3.1.8

Assets. PWS has good and marketable, legal and beneficial title to all of the property comprising the Assets, free and clear of all Encumbrances except as disclosed in Schedule 3.1.8 hereto. The Assets constitute all of the property, rights and other assets used by PWS, or which are necessary or desirable to conduct the Business as conducted prior to the date hereof. Without limiting the generality of the foregoing, no Personal Property or Fixed Plant and Equipment is leased or otherwise used in the Business subject to any agreement with any third party except as disclosed in Schedule 3.1.8 hereto.

3.1.9

Corporate Records and Financial Statements. All material transactions relating to the Business have been promptly and properly recorded or filed in or with PWS ’s books and records. The minute books of PWS contain complete and accurate records of the meetings and proceedings thereof. The Financial Statements (copies of which are attached hereto as Exhibit A) fairly and accurately present the financial condition of the Business as at such dates.

3.1.10

Environmental Compliance. Except in compliance with Environmental Laws, to the knowledge of PWS , PWS has not caused or permitted, and PWS have no knowledge of, any material release or disposal by any person of any Hazardous Substance on or from any premises formerly or presently used in the Business. All Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of in the course of the Business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws and the Environmental Permits.

3.1.11	Payment of Taxes. PWS has paid all Taxes due and payable in relation to the Business and has paid all assessments that PWS has received in respect of Taxes.

3.1.12

Reassessments. No reassessments of Taxes have been issued against PWS in relation to the Business nor is PWS aware of any pending or threatened assessment or reassessment for Taxes. PWS has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

3.1.13

Withholdings. PWS has withheld from each payment made to any of the Employees of the Business or former Employees, officers and directors, and to all other persons, all amounts required by law and will continue to do so until the Closing and has remitted or will remit, such withheld amounts within the prescribed periods to the appropriate Governmental Authority. PWS has charged and collected and has remitted or will remit on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made in relation to the Business.

Exhibit 10

3.1.14

Contracts. PWS is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to the Business other than this Agreement and the Material Contracts (attached hereto as Exhibit B). The Material Contracts are in full force and effect. There is not any pending or, to the knowledge of PWS, threatened cancellation, existing default, or event under any of the Material Contracts which, after notice or lapse of time, or both, would constitute a default under any of the Material Contracts. Except as set forth on Exhibit B, all of the Material Contracts are terminable on reasonable notice as required by Applicable Law if termination is not expressly provided for, or sixty (60) days notice or less if a time period prior to termination is provided. All quotations and price lists provided and outstanding to customers of the Business up to the Closing contain normal business terms for the Business and have been provided in the ordinary course of the Business.

3.1.15

Employees. Complete and accurate particulars of the Employees pertaining to the date of hire of such Employees and their annual remuneration and the names of those on long term disability, workers’ compensation or leave of absence (if any) will be provided to the Company upon request. PWS does not have any written employment agreements relating to any of the Employees, except as disclosed in Schedule 3.1.15 hereto.

3.1.16

Collective/Employment Agreements. None of the Employees is employed under a contract which cannot be terminated by PWS , with or without notice, including those Employees who are employed on indefinite hire requiring reasonable notice of termination by Applicable Law. PWS is not a party, either directly or by operation of law, to any collective bargaining agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees of the Business by way of certification, interim certification, voluntary recognition, or successor rights. There are no threatened or pending union organizing activities involving the Employees and there are no threatened labor disputes or work stoppages relating to, or connected with, the Business.

3.1.17

Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against PWS or the Business. PWS is in compliance with all occupational health and safety rules and regulations in all material respects in relation to the Business and there are no outstanding violations of such rules and regulations.

3.1.18

Insurance. The Assets are insured by reputable insurers against liability, loss and damage in such amounts and against such risks as is prudent for the Business, and such insurance coverage will be continued in full force and effect up to and including the Closing. All insurance policies relating to the Business are in full force and effect and PWS is not in default with respect to any of the provisions contained in any such insurance policy. PWS is not aware of any events or occurrences that could reasonably form the basis for a claim under PWS’s policies of insurance.

3.1.19	Permits. PWS is in possession of and is in compliance with all Permits required by any Governmental Authority which are necessary to conduct the Business.

3.1.20

Absence of Legal Conflicts. The execution and delivery of this Agreement by PWS does not, and the performance of this Agreement by such parties of the transactions contemplated by this Agreement will not:

Exhibit 10

3.1.20.1	conflict with or violate the constituent documents of PWS or any resolution of the directors thereof or the Shareholders;

3.1.20.2	conflict with or violate any Applicable Law; or

3.1.20.3

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PWS is a party in relation to the Business or by which the Business or the Assets is bound or affected, which, in any such case, would prohibit or delay such parties’ ability to perform their respective obligations under this Agreement.

3.1.21

Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the knowledge PWS, threatened against PWS or otherwise in relation to the Business or the Assets or the PWS Shares , before or by any Governmental Authority or court.

3.1.22	Conduct of Business - Changes. After December 31, 2008:

3.1.22.1	PWS will have conducted the Business in the ordinary course, using reasonable efforts to preserve the Business;

3.1.22.2	there will not have been any material adverse change in the Assets, affairs or financial condition of the Business without notification to the Company;

3.1.22.3	PWS will not have, without notification to the Company:

3.1.22.3.1	increased the compensation paid or payable to any of the Employees or increased the benefits to which the Employees are entitled or provided any new benefits for any such employees; or

3.1.22.3.2	modified, amended or terminated any contract to which it is or was a party in relation to the Business, except in the ordinary course of business with a view to the best interests of the Business.

3.1.23	Copies of Documents etc. True and complete copies of the documents and agreements listed in the Exhibits and Schedules hereto have been made available to the Company and its counsel for review.

3.1.24

Investment Intent. The Shareholders are acquiring the Company Shares for investment purposes only and not with a view to or for resale or distribution and will not resell or otherwise transfer or dispose of the Company Shares except in accordance with the provisions of all Applicable Laws.

Exhibit 10

3.2

Company. The Company makes the representations and warranties set out hereto to PWS, recognizing that PWS is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by PWS, up to the Closing, are wi thout prejudice to PWS’s right to rely upon the representations and warranties of the Company in entering into the transactions contemplated by this Agreement.

3.2.1

Incorporation and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Company.

3.2.2

Authority, Consents and Approvals. The Company has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement , subject to approval of the Company’s stockholders and the filing of pertinent disclosure filings with the Commission. This Agreement has been duly authorized, executed and delivered by the Company’s board of directors and, subject to approval of the Company’s stockholders, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except for obtaining approval of the Company’s stockholders, no other proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Company to obtain any other consent, waiver, authorization or approval of, or make any filing with or give prior notice to, any person, except for any such consents, waivers, authorizations or approvals which relate to the approval of the Company’s stockholders and disclosure filings with the Commission.

3.2.3

Capitalization of the Company. The authorized capital of the Company consists of five hundred million (500,000,000) common shares par value $0.001, of which seven million one hundred and forty six thousand three hundred and eighteen (7,146,318) common shares are issued and outstanding, and five million (5,000,000) preferred share par value $0.001, of which zero (0) preferred shares are issued and outstanding (the “Outstanding Shares”). The Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares or other securities in the capital of the Company, and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require the Company to issue, sell or deliver any of its respective shares or other securities, other than shares to be issued in connection with this Agreement. The Company’s Shares bear no restriction on transfer that would prohibit conveyance to the Shareholders.

3.2.4

Corporate Records. All transactions of the Company have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of stockholders and directors thereof.

Exhibit 10

3.2.5	Company Directors. The officers and directors of the Company are as follows:

            Directors                                         Officers

Ruairidh Campbell                 Ruairidh Campbell, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

3.2.6

Liabilities. The Company has no material liabilities of any kind whatsoever, contingent or non-contingent, other than those reported in the financial statements filed with the Commission as part of the Company’s annual and quarterly reports and those incurred in the ordinary course of business, including, without limitation, commercial real estate leases, utilities, telephone, and legal services.

3.2.7

Liabilities at Closing. Except as may otherwise be set forth in Section 3.2.6 above, the value of all liabilities of the Company, including any exposure under any guarantees, as at the Closing, shall not be in excess of those normally incurred and paid by the Company in the ordinary course of business.

3.2.8

Assets. The Company has good and marketable, legal and beneficial title to all of the property comprising its assets, free and clear of all Encumbrances. Such assets constitute all of the property, rights and other assets used by the Company, or which are necessary or desirable to conduct the Company’s business as conducted prior to the date hereof.

3.2.9

Corporate Records. All material transactions relating to the Company’s business have been promptly and properly recorded or filed in or with the Company’s books and records. The minute books of the Company contain complete and accurate records of the meetings and proceedings of stockholders and directors thereof.

3.2.10	Payment of Taxes. The Company has paid all Taxes due and payable in relation to the Company’s business and has paid all assessments that the Company has received in respect of Taxes.

3.2.11

Reassessments. No reassessments of Taxes have been issued against the Company in relation to the Company’s Business nor is the Company aware of any pending or threatened assessment or reassessment for Taxes. The Company has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

3.2.12

Contracts. The Company is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to its business other than this Agreement, which agreement is in full force and effect.

3.2.13

Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against the Company or its business. The Company is in compliance with all occupational health and safety rules and regulations in all material respects in relation to its business and there are no outstanding violations of such rules and regulations.

3.2.14	Insurance. The Company carries no insurance related to its business or assets.

Exhibit 10

3.2.15	Permits. The Company is in possession of and is in compliance with all Permits required by any Governmental Authority that are necessary to conduct the Company’s business.

3.2.16

Absence of Legal Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement will not:

3.2.16.1	conflict with or violate the constituent documents of the Company;

3.2.16.2	conflict with or violate any Applicable Law; or

3.2.16.3

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or affected, which, in any such case, would prohibit or delay the Company's ability to perform its obligations under this Agreement.

3.2.17

Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the knowledge of the Company’s director , threatened against the Company or otherwise in relation to the Company or its assets or the Outstanding Shares, before or by any Governmental Authority or court.

3.2.18	Copies of Documents etc. True and complete copies of the documents and agreements listed in the Exhibits and Schedules hereto have been made available to PWS and its counsel for review.

3.2.19

Investment Intent. The Company is acquiring the PWS Shares for investment purposes only and not with a view to or for resale or distribution and will not resell or otherwise transfer or dispose of the PWS Shares except in accordance with the provisions of all Applicable Laws.

ARTICLE IV
CLOSING

4.1.      PWS’s Deliveries at Closing. At the Closing or as soon as practicable thereafter PWS will deliver or will cause the Shareholders to deliver to the Company the following:

4.1.1     Share certificates representing the PWS Shares to be delivered to the Company;

   4.1.2    Any consents required to transfer the PWS Shares to the Company;

4.1.3     A certified copy of the resolution of the directors of PWS authorizing the execution and delivery of this Agreement and all documents to be executed and delivered by PWS at Closing;

4.1.4     Documentation, acceptable to the Company, evidencing that PWS has obtained a world-wide exclusive-use agreement of the equipment manufactured by Maple Leaf Development Corporation which is used in PWS’s proprietary process;

Exhibit 10

4.1.5      All discharges and notices of discharge, estoppel letters, pay-out letters or similar discharging documentation, in registrable form if required, which are necessary or desirable to effect or evince the discharge of any Encumbrances, all of which are satisfactory in form and content to the Company, acting reasonably;

4.1.6     A certificate PWS certifying that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by PWS prior to or at the Closing have been performed and complied with; and

4.1.7      Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by PWS or the Shareholders pursuant to this Agreement.

4.2      The Company’s Deliveries at Closing. At the Closing or as soon as practicable thereafter, the Company shall deliver to the Shareholders and PWS, as applicable:

4.2.1     Share certificates representing the Company Shares, issued to the Shareholders on a pro rata basis to be delivered to the Shareholders;

4.2.2     A certified copy of resolutions of the board of directors of the Company authorizing:

4.2.2.1     the exchange of shares by the Company;

4.2.2.2     the execution and delivery of this Agreement and all documents to be executed and delivered by the Company at Closing;

4.2.2.3     the appointment of Al Radford as chief executive officer, chief financial officer and principal accounting officer of the Company, effective as of Closing;

4.2.2.4     the appointment of one (1) person to the Company’s board of directors nominated by the Shareholders;

4.2.3     A certificate of an officer of the Company, dated as of the Closing, certifying on behalf of the Company that at and as of the Closing the representations and warranties of the Company contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to PWS by notice in writing; and

4.2.4     Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Company pursuant to this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1     Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the Closing contemplated hereby shall be subject to the satisfaction, or the waiver of the Company, on or before the Closing, of the following conditions:

Exhibit 10

        5.1.1     Representations and Warranties True. The representations and warranties of PWS shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, shall be in all material respects true and accurate at and as of the Closing.

5.1.2     Performance of Covenants. PWS shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing.

5.1.3     No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters' rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against PWS or any of the Shareholders which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

5.1.4     Contracts. PWS will have secured no less than one (1) commercial contract with an oil and gas producer for the application of its proprietary process in the field that realizes a gross amount of no less than two million dollars ($2,000,000) per annum.

5.1.5     Closing Documentation. The Company shall have received the documents identified in Section 4.1 and such additional documentation at the Closing as the Company and its counsel may reasonably require to evidence compliance by PWS and the Shareholders with all of their obligations under this Agreement.

5.2     Conditions Precedent to Obligations of PWS. The obligations of PWS and the Shareholders under this Agreement to consummate the Closing contemplated hereby shall be subject to the satisfaction, or to the waiver by PWS and the Shareholders, on or before the Closing, of the following conditions:

     5.2.1     Representations and Warranties True. The representations and warranties of the Company shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, shall be in all material respects true and accurate at and as of the Closing.

     5.2.2     Performance of Covenants. The Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing.

     5.2.3     No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters' rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against the Company which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

Exhibit 10

         5.2.4     Pre-Closing Private Placement. At Closing, the Company shall have raised seven hundred and fifty thousand dollars ($750,000) in a private placement of the Company’s common stock, par value $0.001.

5.2.5     Stock Option Plan. Pursuant to the approval of the Company’s stockholders, the Company shall have adopted an employee stock option plan for the grant of incentive stock options and non-statutory stock options.

5.2.6     Employment Agreements. The Company shall have entered into employment agreements with Al Radford and other key Employees which agreements will include compensation entitlements up to an aggregate of two million (2,000,000) stock options that will vest over the term the agreements in amounts to be determined at the fair market value on the date of grant.

5.2.7     Non-Competition and Confidentiality Agreements. The Company shall have entered into non-competition and confidentiality agreements with all key Employees and employees of the Company in forms acceptable to all parties.

5.2.8     Board of Directors. At Closing the Company’s board of directors shall consist of three (3) members, one (1) of which will have been nominated by the Shareholders (see Section 4.2.2.4).

5.2.9     Name Change. Subject to the approval of the Company’s stockholders as well as regulatory approval, the Company shall, at Closing, change its name to “________________”.

         5.2.10     Post-Closing Private Placement. The Company agrees that within ninety (90) days of Closing, the Company shall complete a private placement, on a best efforts basis, to raise an additional seven hundred and fifty thousand dollars ($750,000) in a private placement of the Company’s common stock, par value $0.001.

5.2.11     Closing Documentation. PWS shall have received the documents identified in Section 4.2 and such additional documentation at the Closing as PWS, the Shareholders and their respective counsel may reasonably require that evidences the Company’s compliance with all of its obligations under this Agreement.

ARTICLE VI
INDEMNIFICATION

6.1      Indemnity of PWS. The Company agrees to defend, indemnify and hold harmless PWS from and against, and to reimburse PWS with respect to any Loss (“PWS Losses”), asserted against or incurred by PWS by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby. Notwithstanding the foregoing provisions of this Section 6.1, no claim for indemnification shall be made by PWS against the Company unless and until the aggregate PWS Losses shall exceed $25,000.

Exhibit 10

6.2      Indemnity of the Company. PWS agrees to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to any Loss (“Company Losses”), asserted against or incurred the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by PWS, or in any document or certificate delivered by PWS, pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby; provided, however, that PWS shall only be required to defend, indemnify and hold harmless the Company for the representations and warranties made by PWS. Notwithstanding the foregoing provisions of this Section 6.2, no claim for indemnification shall be made by Company against PWS unless and until the aggregate Company Losses shall exceed $25,000.

6.3      Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VI. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld.

ARTICLE VII

JOINT AND SEVERAL OBLIGATIONS

7.1     PWS and the Shareholders acknowledge and agree that the Company is entering into this Agreement in reliance upon the personal covenants of PWS and the Shareholders and, accordingly, all covenants, representations and warranties provided by PWS and the Shareholders in this Agreement are provided on a joint and several basis as between PWS and the Shareholders with the intent and effect that PWS and the Shareholders shall be jointly and severally bound thereby, and responsible therefor, up to the Closing. However, after the Closing, while PWS and the Shareholders shall remain jointly and severally liable for the breach of any representations, warranties or covenants under this Agreement made by any of PWS and the Shareholders, the Shareholders will have no right of contribution from PWS in relation thereto. The Shareholders agree with the Company that each shall perform each and every covenant, agreement and obligation of PWS and the Shareholders in this Agreement, and that PWS and the Shareholders shall be bound by all such covenants, agreements and obligations as if they were providing such covenants and agreements, and assuming such obligations, personally.

Exhibit 10

ARTICLE VIII

MISCELLANEOUS

8.1.      Amendment and Modification; Waiver. This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.2.      Further Assurances. The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

8.3.      Expenses. Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

8.4.      Public Disclosure. The parties agree that neither will issue and press release, public announcement or public statement in connection with the prospective acquisition without the prior consent of the other party, except as may be required to comply with the requirements of Applicable Laws

8.5.      Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

8.6.      Parties in Interest. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Company, PWS, the Shareholders, or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.7.      Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile copy of this Agreement shall be effectual and valid proof of execution and delivery.

8.8.      Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

8.9      Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Exhibit 10

     If to Company:

Montana Mining Corp.

1403 East 900 South
Salt Lake City, UT 84105
United States of America
Attn: Ruairidh Campbell, chief executive officer

Phone Number: (801) 582-9609
Fax Number: (801) 582-9629

Email: ruairidhcampbell@msn.com

     If to PWS:

Produced Water Solutions, Inc.
19 Fawn Close
Sylvan Lake, Alberta T4S 1X4
Canada

Attention: Al Radford, president

Phone Number: (403) 620-6773, (403) 887-8558
Fax Number: (403) 887-8557
Email:aradford@pwsinc.ca

8.10.      Governing Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Utah, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of Utah in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

8.11.      Headings. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

8.12.      Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

Exhibit 10

8.13.      Entire Agreement. This Agreement, the Exhibits and Schedules, and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the date first set forth above.

Montana Mining Corp.

/s/ Ruairidh Campbell

By: Ruairidh Campbell

Chief Executive Officer

Produced Water Solutions, Inc.

/s/ Al Radford

By: Al Radford

President

Produced Water Solutions, Inc. Shareholders

Canadian Prestige Ltd.

/s/ Al Radford

By: Al Radford
Owner

Maple Leaf Development Corp.

/s/ Ken Weenick

Ken Weenink

/s/ Brian Gossne

Brian Gossen